Exhibit 99.1
SouthEast Bancshares, Inc.
Announces 2006 Results and Cleveland Expansion
Contact: Shellie Fugate 423.746.2348
FOR IMMEDIATE RELEASE
Athens, Tennessee — January 11, 2007 — SouthEast Bancshares, Inc., the parent company of SouthEast Bank & Trust, reported today that assets of the bank grew to $182 million as of year-end 2006, a 26% increase over the previous year. Earnings before taxes increased 27% for the year, and net income after taxes was $1.49 million resulting in basic earnings per share of $1.16.
F. Stephen Miller, Chairman / CEO stated “The management and board of directors are very pleased with the financial performance for 2006. Our dedicated employees and growing customer base continue to provide the bank excellent results.”
During 2006, the bank opened a full service office in Ten Mile, a Loan Production/Deposit Production office in Cleveland and purchased the former AmSouth office in Spring City. Additionally, the bank has recently received regulatory approval for a full service office in Cleveland, located at 1701 Keith Street NW, which is expected to open in early March.
The Federal Reserve recently approved the formation of the one bank holding company, SouthEast Bancshares, Inc. and a reorganization pursuant to which all of the shares of SouthEast Bank & Trust will be exchanged for holding company shares on a one for one basis. The reorganization became effective January 2, 2007, and shareholders will be receiving information on how to exchange their bank stock for holding company stock in the near future.
SouthEast Bank & Trust is a community bank with offices in Athens, Cleveland, Dayton, Decatur, Spring City and Ten Mile, Tennessee. For more information, please visit the bank’s website at www.southeastbank.net.
Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company or the bank to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in documents filed with the SEC from time to time. SouthEast Bancshares, Inc. undertakes no duty to update its forward-looking statements.